Exhibit 4.7

FIRST AMENDMENT TO

DIGITAL REALTY TRUST, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

THIS FIRST AMENDMENT TO DIGITAL REALTY TRUST, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN (this “First Amendment”) is made and adopted by the Board of Directors (the “Board”) of Digital Realty Trust, Inc., a Maryland corporation (the “Company”), effective as of August 11, 2015 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Digital Realty Trust, Inc. 2015 Employee Stock Purchase Plan (the “Plan”);

WHEREAS, pursuant to Section 7.5 of the Plan, the Plan may be amended at any time and from time to time by the Company’s Board of Directors (the “Board”); and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein, effective as of the Effective Date.

AMENDMENT

1.	Section 1.1 of the Plan is hereby amended and restated in its entirety as follows:

“1.1 Purpose and Scope. The purpose of the Digital Realty Trust, Inc. 2015 Employee Stock Purchase Plan (as amended from time to time, the “Plan”) is to assist employees of Digital Realty Trust, Inc., a Maryland corporation (the “Company”) and its Participating Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.”

2.	Section 2.3 of the Plan is hereby amended and restated in its entirety as follows:

“2.3 “Affiliate” shall mean the Company, the Services Company, and any Parent or Subsidiary.”

3.	Section 2.7 of the Plan is hereby amended and restated in its entirety as follows:

“2.7 “Compensation” of an Employee shall mean the regular straight-time earnings, base salary, annual cash bonus, commissions, vacation pay, holiday pay, jury duty pay, funeral leave pay or military pay paid to the Employee from the Company or any Participating Subsidiary or any Affiliate on each Payday as compensation for services to the Company or any Participating Subsidiary or any Affiliate before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan of the

Company, any Participating Subsidiary or any Affiliate, including prior week adjustments and overtime, but excluding incentive compensation (other than annual cash bonus and commissions), one-time bonuses (e.g., retention or sign-on bonuses), fringe benefits (including, without limitation, employer gifts), education or tuition reimbursements, imputed income arising under any Company, Participating Subsidiary or Affiliate group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company, any Participating Subsidiary or any Affiliate for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.”

4.	The following sentence is hereby added to the end of Section 2.25 of the Plan:

“Notwithstanding the foregoing, effective as of, and subject to and conditioned upon, the consummation of the Merger (as defined in that certain Agreement and Plan of Merger, dated July 13, 2015, by and among the Company, Telx Holdings, Inc., Digital Delta, Inc., and BSR LLC), with respect to the Initial Offering Period, neither Telx Holdings, Inc. nor any of its subsidiaries shall be a Participating Subsidiary.”

5.	The first sentence of Section 3.2(b) of the Plan is hereby amended and restated in its entirety as follows:

“Payroll deductions with respect to an Offering Period (i) shall be equal to at least one percent (1%) of the Participant’s Compensation as of each Payday during the applicable Offering Period, but not more than fifteen percent (15%) of the Participant’s Compensation as of each Payday during the applicable Offering Period and (ii) may be expressed either as (A) a whole number percentage or (B) a fixed dollar amount (as determined by the Administrator).”

6.	The first sentence of Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

“Subject to adjustment as provided in Section 5.2 hereof, the maximum number of Shares that shall be made available for sale under the Plan shall be the sum of (a) 1,356,278 Shares and (b) an annual increase on the first day of each year beginning in 2017 and ending in 2025, equal to the lesser of (i) one percent (1%) of the Shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (ii) such smaller number of Shares as may be determined by the Board; provided, however, that no more than 4,407,905 Shares may be issued under the Plan.”

7.	This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

8.	Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.

[Signature Page Follows]

I hereby certify that the foregoing First Amendment was duly adopted by the Board of Directors of Digital Realty Trust, Inc. on August 11, 2015.

Executed on this 11th day of August, 2015.

/s/ Joshua A. Mills
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

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